Exhibit 5.1

Daniel S. Peale

T: +1 202 842-7835

dpeale@cooley.com

April 3, 2025

Thayer Ventures Acquisition Corporation II

25852 McBean Parkway

Suite 508

Valencia, CA 91355

Ladies and Gentlemen:

We have acted as counsel to Thayer Ventures Acquisition Corporation II, a Cayman Islands exempted company (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-285830) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (a) up to 17,500,000 units (the “Units”) of the Company to be represented by Unit Certificates as described below, each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Common Share”), and one right of the Company (“Right”); each Right entitling the holder thereof to receive one-tenth of one Common Share and the Rights to be represented by Right Certificates as described below, such offering to include up to 2,625,000 Units that that may be sold pursuant to the exercise of an option to purchase additional Units and (b) Common Shares and Rights to be issued as part of the Units as specified in the Registration Statement.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus; (b) the form of Unit Certificate filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”); (c) the form of Right Certificate filed as Exhibit 4.3 to the Registration Statement (the “Right Certificate”); (d) the form of rights agreement by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, filed as Exhibit 4.4 to the Registration Statement; and (e) such other records, opinions documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Units to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is organized under the laws of the Cayman Islands and that our opinion is limited to the laws stated in the first sentence of this paragraph. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Units and the Rights and perform its obligations thereunder, the due authorization of the Units and the Rights by the Company, and the due authorization of the Common Shares of the Company underlying the Units and the Rights. We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of such matters that would impact our conclusions with respect thereto.

Cooley LLP 1299 Pennsylvania Avenue NW, Washington, DC 20004

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Thayer Ventures Acquisition Corporation II

April 3, 2025

Page Two

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Units or the Rights that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants, (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (f) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (g) restricts non-written modifications and waivers, (h) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (i) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, (j) provides for arbitration or (k) provides that provisions of the Units or the Rights are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Units or the Rights.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Units, when issued and delivered against payment therefor as described in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

2. The Rights included in the Units, when the Units have been issued and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

Cooley LLP 1299 Pennsylvania Avenue NW, Washington, DC 20004

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Thayer Ventures Acquisition Corporation II

April 3, 2025

Page Three

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Daniel S. Peale
Daniel S. Peale

Cooley LLP 1299 Pennsylvania Avenue NW, Washington, DC 20004

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com